Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 24, 2022 relating to the consolidated financial statements of Imago BioSciences, Inc., appearing on Form 10-K of Imago BioSciences, Inc. for the year ended December 31, 2021.

/s/ Deloitte & Touche LLP

San Francisco, California

March 24, 2022